September 25, 2018

Delivered via email: Gregory.probert@gmail.com

Gregory L. Probert
3270 Tatanka Trail
Park City, Utah 84098

Re:    Transition of Employment

Dear Mr. Probert,

This letter confirms that effective September 30, 2018 (the “Separation Date) your employment with Nature’s Sunshine Products, Inc. (“NSP” or the “Company”), including as its Chief Executive Officer is terminating per your and the Company’s mutual understanding set forth herein. In addition, effective as of December 31, 2018, you are resigning and withdrawing as a member of the Company’s Board of Directors. Between the Separation Date and the end of the year, it is anticipated that you will assist with the Company’s transition to a new Chief Executive Officer, and that you will sign a separate consulting agreement (the “Consulting Agreement”) that will provide continuing compensation (salary and bonus) similar to that which you are presently receiving from the Company through year end.

By signing below, you resign from the Company’s Board of Directors effective December 31, 2018. No further written notice from you or the Company shall be required to effect such resignation on the effective date.

As additional consideration for your execution of this letter agreement and your providing the Release, the Company agrees that notwithstanding the termination of your employment with the Company on the Separation Date, your resignation from the Company’s Board of Directors on December 31, 2018, and/or any continuing provision contained under the governing plan programs or grant agreements otherwise applicable thereto (the “Governing Documents”), any restricted stock units (“RSUs”) held or retained by you on the date hereof that are scheduled to vest on or before January 5, 2019, shall continue to be retained by you and shall vest as if you remained employed through January 5, 2019, subject to your continued compliance with this letter, the terms of the Employment Agreement referenced herein, and the Consulting Agreement. As of January 6, 2019, no further vesting will occur and any unvested RSUs will be forfeited. All stock options exercisable as of December 31, 2018 (respectively the “Options”), shall remain exercisable as applicable until the later of July 1, 2019 or the date provided for the exercise of such Options under their Governing Documents.

You acknowledge and agree that on the Separation Date, your employment with NSP shall terminate consistent with Section 5 of your Amended and Restated Employment Agreement, dated as of January 1, 2015 (the “Employment Agreement”). You and the Company agree to treat your termination as if it were based on the grounds set forth in Section 5.1 (Termination without Cause) for purposes of determining your post-termination benefits if you have complied and continue to comply with, and have not breached and continue not to breach, the terms and conditions of the Employment Agreement, including without limitation those set forth in Section 6.4 of the Employment Agreement, and have not rescinded or revoked the Release as defined therein.

You and the Company agree that subject to the foregoing, you shall receive and the Company shall pay and provide you with those payments and benefits provided under each of Sections 6.1 and 6.2 of the Employment Agreement and under the Release all in conformity with the terms of the Employment Agreement, the Release and this letter; provided that failure by you to comply with the duties and obligations set forth in in Sections 6.4 and 7 and 9 of the Employment Agreement shall result in the Company having those remedies provided the Company thereunder.

You agree that you will continue to be bound by the terms of Sections 6.4, 7, 9, 10 and 11 of the Employment Agreement and the Release and that the Company retains all of its rights and benefits thereunder, and that nothing herein constitutes an amendment, modification or change the Employment Agreement or the Release. This letter includes the entire agreement and understanding of the parties hereto relating to the subject matter hereof; and supersedes all prior and contemporaneous discussions, agreements and understandings relating to the subject matter hereof. The terms of this letter may not be changed or modified except by an agreement in writing signed by each of the parties hereto.

If these terms are agreeable to you, please indicate by signing and dating this letter in the appropriate space at the bottom.
Should you have any questions, please feel free to contact me.

Respectfully,

/s/ Mary Beth Springer

Mary Beth Springer
Lead Independent Director

Agreed and Accepted:     /s/ Gregory L. Probert
Gregory L. Probert
Date: September 25, 2019